Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.

Contacts:       Wesley R. Card, Chief Operating and Financial Officer
                Anita Britt, Executive Vice President Finance
                (215) 785-4000


           JONES APPAREL GROUP FILES COMPLAINT AGAINST MAXWELL SHOE

NEW YORK, NEW YORK - March 31, 2004 - Jones Apparel Group, Inc. ("Jones") (NYSE:JNY) today announced that Jones and MSC Acquisition Corp., an indirect wholly owned subsidiary of Jones ("MSC"), have filed a complaint in the Court of Chancery of the State of Delaware alleging that Maxwell Shoe Company Inc. ("Maxwell") (Nasdaq: MAXS) and its board of directors have improperly attempted to set a record date of March 25, 2004 for any possible future consent solicitation of Maxwell's stockholders by Jones or MSC to remove and replace the directors of Maxwell to be elected at Maxwell's annual stockholders meeting on April 8. The Maxwell Board's attempt to set such a record date when Jones and MSC have not yet commenced a consent solicitation is invalid under Delaware law and violates Maxwell's Certificate of Incorporation. The Maxwell Board's conduct also constitutes a breach of the directors' fiduciary duties owed to Maxwell stockholders under Delaware law.

Jones and MSC are seeking from the Court, among other things, orders granting declaratory and injunctive relief in their favor. Jones and MSC are asking the Court to issue a declaratory judgment confirming (i) that Jones and MSC have not commenced a consent solicitation of Maxwell stockholders; (ii) that the March 25, 2004, record date is invalid and inapplicable to any possible future consent solicitation by Jones or MSC; (iii) that the Maxwell Board's actions have violated Maxwell's Certificate of Incorporation; and (iv) that the Maxwell directors have breached their fiduciary duties owed to Maxwell and its stockholders. Jones and MSC are also asking the Court to enjoin Maxwell from setting a record date except as permitted by Maxwell's Certificate of Incorporation and to enjoin Maxwell's board of directors from taking any other action designed to impede any possible future consent solicitation by Jones and MSC.

Jones Apparel Group, Inc. (www.jny.com) is a leading designer and marketer of branded apparel, footwear and accessories. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and Le Suit. We also market apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, we have built a reputation for excellence in product quality and value and in operational execution.

Certain statements herein are forward-looking statements. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include (1) the businesses of Jones and Maxwell not being integrated successfully, (2) expected combination benefits from a Jones/Maxwell transaction not being realized, (3) the failure of the proposed transaction to occur, or the occurrence of the proposed transaction on terms different than those described, (4) the strength of the economy, (5) the overall level of consumer spending, (6) the performance of the Company's products within the prevailing retail environment, and (7) other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This release does not constitute a solicitation of proxies in connection with any matter to be considered at Maxwell's 2004 annual meeting of stockholders. Neither Jones nor MSC is soliciting, or intends to solicit, proxies in respect of any matter to be considered at Maxwell's 2004 annual meeting.

IMPORTANT INFORMATION


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Investors and security holders are urged to read the disclosure documents filed with the Securities and Exchange Commission (the "SEC") on March 23, 2004 and from time to time, including the tender offer statement, regarding the proposed transaction between MSC Acquisition Corp. ("MSC"), an indirect wholly owned subsidiary of Jones Apparel Group, Inc. ("Jones"), and Maxwell Shoe Company
Inc. ("Maxwell"). Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

Investors and security holders are also urged to read the consent solicitation statement relating to the solicitation of consents of Maxwell stockholders when it becomes available. Jones filed a preliminary consent solicitation statement on March 23, 2004 with the SEC and will file a definitive consent solicitation statement as soon as practicable thereafter. Investors and security holders may obtain a free copy of the preliminary consent solicitation statement, the definitive consent solicitation statement (when it is available) and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in the preliminary consent statement filed by Jones with the SEC on Schedule 14A on March 23, 2004.